U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, Wisconsin 53202

Rule 22c-2 Shareholder Information Agreement

This Rule 22c-2 Shareholder Information Agreement (“Agreement”) is entered into as of April 11, 2007, with an effective date of April 16, 2007, between U.S. Bancorp Fund Services, LLC (“USBFS”), a Wisconsin limited liability company, Summit Investment Partners, Inc. (“SIP”), an Ohio corporation, and Modem Woodmen of America, a fraternal benefit society established under the laws of the State of Illinois (“Intermediary”).

WHEREAS, USBFS serves as transfer agent of each mutual fund listed on Schedule A, as such Schedule may be amended from time to time (each a “Fund” and collectively, the “Funds”), pursuant to a Service Agreement;

WHEREAS, SIP serves as investment adviser to the Funds, pursuant to an investment advisory agreement;

WHEREAS, the Intermediary and each Fund have entered into one or more participation agreements regarding the purchase and redemption of shares of the Fund by the Intermediary on behalf of its separate accounts (each a “Fund Participation Agreement”) for the benefit of holders of interests in variable annuity or variable life insurance contracts issued by the Intermediary (the “Contracts”);

WHEREAS, the Intermediary, USBFS and SIP desire to enter into this Agreement in order for each Fund to comply with the provisions of Rule 22c-2 under the Investment Company Act of 1940 and for other purposes;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, USBFS, SIP and Intermediary agree as follows:

1.            Agreement to Provide Information

   Intermediary agrees to provide the Fund or its designee, upon written request, the following:

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The tax payer identification number (“TIN”), the individual/international taxpayer identification number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of an account or accounts maintained by the Intermediary during the period covered by the request; and

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The amount, date, name and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through the account or accounts during the period covered by the request.

    The Intermediary shall only be required to provide information relating to Shareholder Initiated Transfer Purchases or Shareholder Information Transfer Redemptions.

2.            Period Covered by Request

   Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) days from the date of the request as the Fund or its designee deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, and shall pay the reasonable expenses of the Intermediary in directly complying with the request.

3.         Form and Timing of Response

    (a)            Intermediary agrees to provide the requested information specified in Section 1 that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If requested by the Fund or its designee, Intermediary agrees to use best efforts (i) to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a Financial Intermediary (“indirect intermediary”) and (ii) upon further request of the Fund or its designee, either (A) to provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (B) to restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii).

    (b)            Responses required by this Section 3 must be communicated in writing and in a format mutually agreed upon by the parties.

    (c)            To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

4.         Limitations on Use of Information

    (a)            USBFS, SIP and the Fund agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. If a party to this Agreement becomes aware of any disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by the Fund in response to a request for information pursuant to the terms of this Agreement and determines that there is a reasonable likelihood of harm resulting from such disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other party such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

    (b)            USBFS, SIP and the Fund agree to indemnify and hold harmless the Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising in connection with a third party claim or action brought against the Intermediary as a result of any unauthorized disclosure of a Contract owner’s TIN, ITIN, GII or the contract number(s) associated with such owner provided to the Fund in response to a request for information pursuant to the terms of this Agreement.

5.         Frequency of Requests

    Fund shall not request transaction information more frequently than quarterly, unless good cause justification is demonstrated by the Fund that a more frequent request is necessary to enforce the Fund’s restrictions on market timing and similar abusive transactions. If good cause is not demonstrated, the Fund shall pay the reasonable expenses incurred by the Intermediary in directly complying with the request.

6.            Monitoring Requirement

    Nothing herein, nor any action by the Intermediary, shall be construed as, or infer that the Intermediary has, undertaken any duty or obligation, whether express or implied, at law or in equity, to detect trading activities inconsistent with or in violation of the Fund’s policies and/or procedures on limiting the dilution of the value of the outstanding Shares issued by the Fund. Notwithstanding the aforementioned, the Intermediary represents that it has adopted policies and procedures to detect market timing activity and other abusive trading activity by Shareholders in Shares issued by the Fund and in shares issued by other funds that are available as investment options under the Contracts and policies and procedures to take remedial action as Intermediary deems necessary to address such violations. The Intermediary agrees to promptly notify the Fund of material violations of such policies and procedures involving Shares issued by the Fund. For purposes of this section of the Agreement, whether a violation is material shall be determined in good faith by the Intermediary in its reasonable business judgment.

7.            Agreements to Restrict Trading

    (a)            Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund, except that this provision shall not require the Intermediary to breach any terms of its existing Contracts with Contract owners or violate any state insurance law or regulation. Any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Intermediary. Instructions must be received by the Intermediary at the following address, or such other address that Intermediary may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Shea Doyle
Counsel
Modern Woodmen of America
1701 lst Avenue
Rock Island, IL 61201

Intermediary agrees to promptly notify the Fund upon finding that any written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder breach any terms of the Intermediary’s existing Contracts with Contract owners or violate any state insurance law or regulation.

    (b)            Form of Instruction. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII, if known, and the specific restrictions(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, the Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Shareholder that violated the Fund’s policies.

    (c)            Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Fund or its designee, provided the instructions are reasonable and in accordance with standard practice. The foregoing notwithstanding, the Intermediary shall have no obligation to execute written instructions from the Fund if such actions could, in the Intermediary’s reasonable opinion, violate, or be deemed likely to violate (i) any trading privileges described in the applicable Contract or registration statements, (ii) any formal or informal contract, settlement or arrangement with a Shareholder as may be described in applicable Contract registration statements; or (iii) any applicable law, regulation, decision or any official interpretation of the same. Provided further, the Intermediary shall not be obligated to honor any instructions which are otherwise illegal or the execution of which may be deemed illegal by a regulatory authority and expose the Intermediary to regulatory investigation or enforcement action, or otherwise causes or results in the Intermediary having to bring, or defend against, a civil action involving an aggrieved Shareholder(s) with respect to the enforcement of any abusive transfer restrictions.

    (d)            Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions from the Fund or its designee to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

8.            Force Majeure Event

    Each party is excused from performance under this Agreement and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

9.            Dispute Resolution

    The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by the parties, said determination by the arbitrator shall become final and binding 3 days after the arbitrator’s ruling. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

10.            Construction of the Agreement; Fund Participation Agreement

    The Intermediary and the Fund have entered into a Fund Participation Agreement between them for the purchase and redemption of shares of the Fund by separate accounts maintained by the Intermediary in connection with the Contracts. This Agreement supplements the Fund Participation

Agreement. To the extent the terms of this Agreement conflict with the terms of the Fund Participation Agreement, the terms of this Agreement shall control.

11.            Termination

    This Agreement will terminate upon the termination of the Fund Participation Agreement.

12.            Applicable Law

    This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without giving effect to principles of conflicts of laws.

13.            Successors

    This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

14.            Assignment

    No party to this Agreement may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of all parties hereto.

15.            Counterparts and Delivery

    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind both parties just as would the exchange of originally signed copies.

16.            Definitions

(a)	Definitions.

i.	The term “Fund” includes the Fund’s investment adviser, principal underwriter and transfer agent.

ii.	The term “good cause” means an instance where (i) the Fund has experienced unusual levels or patterns of purchase or redemption activity and reasonably believes such activity is an indication that trading activity in an account is inconsistent with Fund policies, thereby requiring additional Shareholder information to investigate compliance with Fund policies; or (ii) the Fund reasonably believes that additional Shareholder information is necessary for the purpose of a periodic compliance review or audit.

iii.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

iv.	The term “Shareholder” means the holder of interests in a Contract issued by the Intermediary, or a participant in an employee benefit plan with a beneficial interest in a Contract.

v.	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) pursuant to a step-up in Contract value pursuant to a Contract death benefit; (iv) pursuant to an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

vi.	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) as a result of withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract; or (v) as a result of loans.

vii.	The term “written” includes electronic writings and facsimile transmissions. 17. Amendments This Agreement may be amended only upon the written consent of each party to the Agreement.

17.            Amendments

  This Agreement may be amended only upon the wr itten consent of each party to the Agreement.

18.            Third-Party Beneficiaries

    As required by Rule 22c-2, USBFS and SIP are entering into this Agreement on behalf of each Fund listed on Schedule A. Each Fund shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year fust written above.

MODERN WOODMEN OF AMERICA
Intermediary	Accepted:

1701 1st Avenue	U.S. BANCORP FUND SERVICES, LLC
Street Address

Rock Island, IL 612001	/s/ Joe D. Redwine 4/11/07
City State Zip Code	Authorized Signature Date

April 10, 2007	Joe D. Redwine
/s/ Gerald P. Odean
Authorized Signature Date	President
Gerald P. Odean,
National Secretary
Name and Title	SUMMIT INVESTMENT PARTNERS, INC.

/s/ John F. Labmeier 4.6.07
Authorized Signature Date

John F. Labmeier, Secretary

Return signed agreements to:

U.S. Bancorp Fund Services, LLC

Attn: 22c-2 Coordinator

615 East Michigan Street

Milwaukee, Wisconsin 53202

SCHEDULE A

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